Exhibit 10.45

LEASE AND AGREEMENT-SPRING 1995
(Lower Lots)

This Lease and Agreement-Spring 1995 Lower Lots (hereinafter “Agreement”) is made this 15th day of August, 1995 between the Andrianakos Limited Liability Company, a Colorado Limited Liability Company, the Lessor, and Anchor Coin, Inc. d/b/a Colorado Central Station Casino, Inc., the Lessee.

WHEREAS, the parties hereto are also parties to the following lease, which concerns a portion of property, which is the subject hereof:

Renewed Vacant Ground Lease for Parking Lot Purposes (Lower Lot), dated August 19, 1994, recorded at Book 568, Page 291, Gilpin County Clerk and Recorder’s Office (hereinafter “Lower Lot Lease”); and,

WHEREAS, the Lower Lot Lease has expired, but by action of the parties has become a month to month lease, and the parties mutually wish to revise, restate its terms and enter into this new Agreement, which completely replaces and supersedes the terms, covenants, agreements, and all other elements of the aforesaid Lower Lot Lease in all respects; and,

WHEREAS, the parties also wish to address the lease of additional property, which has not heretofore been the subject of any lease agreement between them.

NOW THEREFORE BE IT AGREED AS FOLLOWS:

A.           LEASE

A-1.     Property Description. The following described property is the subject of this Agreement (hereinafter collectively “The Property”). The specific description of The Property is set forth on Exhibit A attached hereto and incorporated herein. A map of The Property is attached hereto as Exhibit B. The Property which is the subject of this Agreement may include, by virtue of the Option set forth in paragraph A-6 hereinafter, any land acquired or developed by the Lessor, or its individual members, within Black Hawk, Colorado during the term of this Agreement or any renewal thereof.

A-2.     Term and Rental Rates. The Lessee shall have and hold The Property from the date hereof to and until twelve o’clock noon on the date of June 1, 2004, at and for a rental rate beginning One Hundred Eighty (180) days after the date hereof of One Hundred Thousand Three Hundred Forty Dollars ($100,340.00) per month, payable monthly on or before twelve o’clock noon on the first day of each calendar month during said term at the office of the Lessor as set forth below without notice. The foregoing base rental rate may be increased by operation of the provisions of paragraph B-5 hereinafter. Prior to One Hundred Eighty (180) days from the date hereof the rental rate shall be Thirty Thousand Dollars ($30,000.00) per month.

A-3.     Renewals. This Agreement may be renewed at Lessee’s sole option for up to eighteen (18) additional terms of five (5) years each. Renewal shall be automatic for each term unless Lessee gives its notice of non-renewal not less than six months prior to the end of any term.

A-4.     Possible Termination of Renewal Rights. The parties hereto are also parties to that certain Spring 1995 - Amended and Restated Vacant Ground Lease for Parking Lot Purposes and Agreement (Upper Lot) (hereinafter “Upper Lot Lease”), of even date herewith. The Upper Lot Lease itself contains renewal provisions. In order for the Lessee to effect the renewal provisions of this Agreement during the primary term or any automatic renewal of the Upper Lot Lease, the Upper Lot Lease must either, 1) be in effect as of the date of any renewal exercise; or, 2) the Lessee must have at least offered to renew the Upper Lot Lease pursuant to the terms of paragraph A-3 thereof. Notwithstanding the foregoing, if Lessee does not renew or terminates the Upper Lot Lease for reasons beyond its control, including but not limited to the discovery of hazardous substance or acts of God making the property unusable, the Lessee may continue to effect any renewal provisions of this Agreement.

A-5.     Rental Rate Indexing. At one year intervals beginning June 1, 1996, the rental rate paid to Lessee will be indexed to correspond to any rise or fall in the cost of living. Any increase or decrease in rental rate will be limited to a three percent (3%) difference from the previous year’s rate. The parties agree to use the Consumer Price. Index figures for the Denver/Boulder Standard Metropolitan Statistical Area released by the U.S. Department of Commerce, or its successor, most recently preceding the June first of the subject year to determine any change of the cost of living.

A-6.     Option. In the event the Andrianakos Limited Liability Company, or its individual members, develops or purchases additional property in Black Hawk, Colorado, which would be suitable for either parking lot or building purposes, they will offer to the Lessee a first option to immediately lease, for the remaining term of this Agreement and any renewals, that property for either parking lot or building purposes. Lessee must exercise any option by Thirty (30) days from the date it is notified by Lessor that any additional property is available. If Lessee does not exercise its option regarding any particular addition parcel of land, said option will be forever lost concerning such particular additional parcel.

A-7.     Cancellation. Lessee, at its sole option, shall have the right to cancel this Agreement in the event that, 1) casino style garbing equivalent or greater to that presently allowed is legalized within a Sixty (60) mile radius of the present Black Hawk City Hall; or, 2) the provisions allowing casino style gaming equivalent to that presently allowed are repealed or restricted in any way. Any such cancellation will require Six (6) months notice to Lessor. In the event of such cancellation, Lessee’s interest in The Property will be transferred to the Lessor in good operating condition with all obligations paid through the cancellation date, and the Lessor will refund Lessee’s deposit.

Moreover, this Agreement will become null and void and of no further effect between the parties.

A-8.     Lessee’s Possible Construction. It is specifically agreed the Lessee has the right, during the term of this Agreement or any renewal, to place, build, erect and maintain structures upon any portion of The Property. Such structures may include, but are not limited to, gaming casinos. Any and all costs for any and all structures will be the Lessee’s. Any and all permits or licenses necessary for any and all structures will be obtained by the Lessee. Any and all construction upon The Property must meet all zoning and building requirements and standards. Lessee agrees that it will not allow any liens or encumbrances to attach to The Property as the result of any construction. Lessee further agrees to allow Lessor access to any construction site for the purpose of Lessor posting notices to that affect. The Lessee acknowledges that upon termination of this Agreement any structures upon The Property will remain with The Property and become property of the Lessor. The Lessor will not be required to pay or compensate Lessee for any structures and Lessee acknowledges and assumes all cost risk associated with construction of any structures upon the leasehold estate which is the subject of this Agreement. Lessee agrees to transfer its interest in any structures upon The Property to Lessor upon termination of this Agreement for any reason. Lessor agrees to accept without any further cost to Lessee, any structures upon The Property transferred upon termination as long as they are in good condition.

A-9.     Previous Lease Superseded. The Lower Lot Lease and all other previous agreements between the parties concerning any portion of The Property are entirely replaced and superseded in all respects by this Agreement.

B.            ADDITIONAL AGREEMENTS

B-1.      Deposits. Both parties acknowledge that a deposit of Twelve Thousand Dollars ($12,000.00) was paid by the Lessee to the Lessor pursuant to the Lower Lot Lease the Lessor will continue to hold this deposit without interest. Upon Lessee’s faithful performance of the terms and conditions of this Agreement, and any renewal, the Lessor will return said deposit, without interest, to Lessee upon Lessor’s inspection of The Property, all of which must occur within Sixty (60) days of the termination of this Agreement or any renewal.

B-2.      Excavation and Wall Construction. Lessee, at its sole cost, agrees to complete, all necessary excavation and installation of necessary retaining walls, as may be needed for Lessee’s use of any portion of The Property. The Lessee will be allowed One Hundred Eighty (180) days from the date hereof as a construction period for these activities, during which time the rental rate will be reduced as set forth in paragraph A-2 above. After expiration of the One Hundred Eighty (180) day construction period, the rental rate shall increase as set forth in paragraph A-2 notwithstanding whether the activities have been completed. If after completion of these activities, and due to reasons beyond the Lessee’s control, the full amount of The Property is not available for Lessee’s use, the Lessee may reduce the amount of any rent payable by prorating the amount of the land available to that contemplated by the above-stated property description. Land not available because of its use for set back requirements and subjacent support will not reduce the amount of The Property.

B-3.      Taxes/Parking Fees. The rent hereinabove set forth for all of The Property is the total rent for the term of this Agreement. Lessor is not entitled to any royalty or any other percentage payments. No additional changes shall be made for Lessor’s insurance, taxes or other assessments associated with The Property except those listed in this paragraph. During 1996 Lessee will pay when due one-half of the property taxes assessed upon The Property for the year 1995. Beginning in the year 1997 and thereafter for the term of this Agreement or any renewal, Lessee will pay when due all property taxes assessed upon The Property for the preceding year, including those taxes assessed for any improvements made by Lessee, except for any taxes in any way associated with the cost of any street, sidewalk, curb, gutter, street lighting or drainage improvements done independently or at the behest of the City of Black Hawk. These property tax payments described will continue through those taxes, or proportionate part thereof, assessed for the final year, or proportionate part thereof, of the leasehold. Lessee will also be responsible directly to the City of Black Hawk, for that City’s private lot parking fee, if any, during the term of this Agreement. Said fee is currently four dollars ($4.00) per parking space per day.

B-4.      Permits and Zoning. Lessor represents and warrants no “Federal 404 Permits” are presently required for use of The Property for surface parking lot purposes. Lessor further represents it is currently processing any City of Black Hawk permits or zoning requests necessary from use of The Property for surface parking lot purposes. Lessee will be responsible for obtaining any other zoning changes or permits needed to use The Property for other purposes. Lessor will provide reasonable cooperation in obtaining any such permits as necessary. If the Lessee is not successful in obtaining only those City of Black Hawk permits and zoning considerations necessary to use The Property for surface parking lot purposes within Sixty (60) days of the date hereof Lessee at its sole discretion may either terminate this Agreement without further costs or accept Lessor’s indemnification for any losses suffered by Lessee as a result of not having said permits and zoning considerations.

B-5.      Warranties and Title Matters. Lessor warrants and represents that marketable title to The Property and Lessor’s right to rent The Property to Lessee is encumbered and restricted by only the following:

1) That portion of The Property composed of land within Lots 1 through 12, are encumbered by certain documents related to a loan to Lessor made by the Bank of Cherry Creek (“Bank”). Those documents (hereinafter collectively “Security Documents”) include:

a)     A Promissory Note dated March 31, 1995 from the Bank to the Andrianakos Partnership (“A-P’ship”);

b)    A Deed of Trust dated March 31, 1995 granted by the A-P’ship, recorded at Book 579, Page 22 in the Gilpin County Colorado records;

c)     An Assignment of Rents and Leases dated March 31, 1995 from the A-P’ship to the Bank, recorded at Book 579, Page 26 in the Gilpin County Colorado records;

d)    A Security Agreement dated March 31, 1995 from the A-P’ship to the Bank; and

e)     UCC Financing Statements from the A-P’ship securing the Bank, recorded at reception no. 952025364 of the Colorado Secretary of States office, reception no. 9500037938 of the Denver County, Colorado records, and Book 579, Page 94 of the Gilpin County Colorado records.

2) The need to resolve the following requirements:

a)     Deeds or legal proceeding disposing of any interest of Horace Humphrey, Jr., Robinson Reduction Co, William C. Fullerton, and Albert Rogers;

b)    Deeds or legal proceedings disposing of the reservations contained in the patents to the City of Black Hawk, recorded May 13, 1874, Book 56, Page 555, and July 21, 1877, Book 62, Page 456;

e)     Deeds or legal proceedings disposing of any right of third parties in and to any roadway crossing lots 1-4, Block 50, City of Black Hawk, as shown on land survey plat made by Glenn A. True, recorded in the office of the City Clerk and Recorder of Gilpin County, file no. 5-93-3;

d)    Deeds or legal proceedings disposing of the right-of-way across a portion of The Property for the benefit of the Big Spring Mine as reserved in the Deed from Horace Humphrey to Horace Humphrey, Jr., recorded at Book 72, Page 525, and subsequent Deeds; and

e)     Deeds or legal proceedings disposing of the right-of-way across a portion of The Property for the benefit of the Running Load Mine,

as reserved in Deed from H.E. Humphrey to William B. Willard recorded Book 112, Page 157, and subsequent Deeds.

3) Lots 5, 6, and 7, Block 50 of The Property are encumbered by mineral rights reservations appearing in deeds from Arthur T. Dollaghan and Rosemary J. Dooley, and Elizabeth L. Callahan recorded at Book 579, Page 19 and 20.

4) The need to resolve the following requirements:

a)     Miner’s Mesa Road encroaches upon the East Nine (9) to Eleven (11) feet of Lot 12, Block 50, and a small segment of Parcel B described in Exhibit A extending South from its boundary with said Lot 12.

b)    Clarification that a One Hundred (100) foot easement across the entire width of the Thomas Kelly mining claim exists pursuant to that certain deed recorded October 2, 1992, Book 532, Page 376, but does not encroach upon The Property.

5) The need to resolve the following requirements:

a)     An undefined easement and right-of-way for various purposes exists in favor of Western Diversified Builders, Inc. pursuant to an instrument recorded May 1, 1995 at Book 580, Page 161.

b)    Encroachment by a roadway easement in favor of Western Diversified Builders, Inc., pursuant to an instrument recorded October 2, 1992, Book 532, Page 382.

c)     Encroachment by a roadway easement in favor of Western Diversified Builders, Inc., pursuant to an instrument recorded January 6, 1995, Book 575, Page 165.

6) Any differences in the description of the common boundary of The Property on the North with Main Street, Black Hawk as set forth in those Boundary Agreements recorded April 4, 1995 at Book 579, Pages 30 and 48.

7) Any encumbrances related to that portion of The Property composed of the Gabriel Spalti mining claim, including but not limited to any claim of ownership by Houston Mining Company.

Regarding subparagraph 1), Lessor and its individual members represent they have no other obligations owed to the Bank except those evidenced by the Security Documents. The Lessor and its individual members further agree they will not request or obtain any further advances from the Bank pursuant to the Security Documents. Lessor also acknowledges it has conveyed to Lessee an assignment of Lessor’s rights to cure any of its defaults under the Security Documents, said assignment to be exercised at Lessee’s sole discretion. In the event Lessee undertakes any cure, all costs associated with said cure, including but not limited to any money paid to the beneficiary of the Security Documents, may be set off against any rental payment due Lessor under this Agreement.

Regarding the resolution of the requirements set forth in subparagraph 2), Lessor agrees to promptly undertake and make substantial progress toward completion within one year, the resolution of these requirements. Lessee at its sole option may either assist Lessor in these undertakings, or take the lead role in their prosecution. If the parties are unable to complete any necessary undertakings within a reasonable period, Lessee at its sole option may cancel this Agreement. In any event, until such time as the requirements have been satisfied, Lessor agrees to indemnify Lessee for any costs Lessee may reasonably incure in any attempt to satisfy these requirements. Any losses Lessor incurs as a result of non-satisfaction of these requirements, may be set off against any rental payment owed Lessee.

Regarding the reservations set forth in subparagraph 3), The Lessee agrees to except these reservations from the overall requirements to deliver marketable unencumbered title.

Regarding the encroachment and easement described in subparagraph 4), the Lessee agrees to except this encroachment and easement from the overall requirements to deliver marketable unencumbered title if Lessee, with Lessor’s good faith cooperation, within Sixty (60) days from the date hereof, is successful in obtaining from the City of Black Hawk a waiver or variance from any set back requirements along the Eastern edge of the portion of The Property described in subparagraph 4) a) or other considerations, plus a relinquishment of the City’s easement rights concerning portions of The Property. If, despite its best efforts, Lessee is not able to obtain the set back waiver/variance, or other acceptable considerations, then a prorate reduction in the rental rate will occur based upon the proration of The Property needed for any set back requirements to The Property as a whole. Moreover, if despite its best efforts, Lessee is not able to obtain relinquishment of the City’s easement, the Lessee, at its sole option may either cancel this Agreement or reduce future rental payments based upon the ratio of the area encumbered bears to the entire area of The Property.

Regarding the undefined easement and right-of-way and encroachments described in subparagraph 5), the Lessee, with Lessor’s good faith cooperation, agrees to seek a satisfactory definition and limitation thereof. If, despite Lessee’s best efforts, the Lessee is unsuccessful in obtaining the necessary definition and-limitation within Sixty (60) days of the date hereof, the Lessee, at its sole option may either cancel this Agreement or accept Lessor’s indemnification for any losses suffered by Lessee as the result of not obtaining the subject definition and restriction.

Regarding the differences in the description of the common boundary of The Property with Main Street described in subparagraph 6), the Lessee, with Lessor’s good faith cooperation, will resolve such differences by obtaining from the City of Black Hawk any necessary correction deed. If, despite Lessee’s best efforts, the Lessee is unsuccessful in obtaining the necessary correction deed within Sixty (60) days of the date hereof, the parties will jointly determine if the lack thereof affects Lessee’s use of The Property under this Agreement. If the parties determine there is an adverse affect suffered by the Lessee, any such adverse affect will be compensated by an appropriate reduction in future rental payments.

Regarding any circumstances described in subparagraph 7), the Lessor, at its sole cost, shall resolve the same to Lessee’s good faith satisfaction within sixty (60) days of the date hereof. If the encumbrances are not resolved within said sixty (60) days Lessee may, at its discretion, cancel this Agreement, prorate future rental payments based upon the ratio of The Property so encumbered to The Property described in Exhibit A, or accept Lessor’s indemnification for any costs reasonably incurred by Lessee as a result of not resolving the encumbrance.

After conclusion of all undertakings necessary to remove the encumbrances described in subparagraphs 2), 4), 5), 6) and 7), Lessor agrees to thereafter maintain marketable unencumbered title sufficient to allow Lessee’s use as herein described, including those possible activities discussed in paragraph A-8 above, throughout the term of this Agreement and any extension thereof. Lessor further agrees to provide Lessee prior to execution of this Agreement an up-to-date title commitment, in the amount of One Million, Two Hundred Thousand Dollars ($1,200,000.00), showing marketable title to The Property in the Andrianakos Limited Liability Company except for the encumbrances listed in subparagraph 1), 2), 3), 4), 5), 6) and 7). As part of the closing associated with the execution of this Agreement Lessor will furnish all requirements specified in said title commitment. Lessor agrees that during the term of this Agreement or any renewal, it may not use The Property for any collateral or security purposes if said use would in any way interfere, encumber, or proport to be superior to Lessee’s use and enjoyment of the leasehold which is the subject of this Agreement.

The parties recognize the portion of Lot 1, Block 50 which is West of the Eastern Twenty (20) feet described as part of The Property is the subject of a quiet title action pending in Gilpin County, District Court, which action was initiated by the Lessor. If Lessor, within One (1) year of the date hereof can deliver Lessee marketable unencumbered title to said westerly portion of Lot 1, Lessee at its sole option may agree to add said land to this Agreement. If the said land is added to this Agreement, the base rental rate set forth in paragraph A-3 herein above will be increased in proportion to the ratio of the size of said westerly portion of Lot 1 bear to The Property as described in Exhibit A.

B-6.                 CORPS or EPA Permits. Lessor represents and warrants that other than possible request for a drainage easement upon Lot 12 no U.S. Army Corps of Engineers and/or U.S. Environmental Protection Agency permits or permissions are required before The Property may be used as contemplated by this Agreement. However, if other permits or permission are necessary in the future for use of The Property as contemplated by this Agreement, which necessity is not the result of Lessee’s actions, it will be the Lessor’s responsibility to obtain the same. All rental payments to Lessor will be abated during the time it takes for the Lessor to obtain any such necessary permits or permission. Lessor will retain any causes of action it may have against any third party resulting from such situation.

B-7.                 Grading and Finishing. The parties recognize that the portion of The Property which was the subject of the Lower Lot Lease is graded and surfaced for use as a parking lot. The parties further acknowledge that the remaining portion of The Property have not been graded for parking lot purposes. Therefore, the Lessee, at Lessee’s sole cost, agrees that if it uses The Property for surface parking purposes it will be responsible for excavating the remaining portion of The Property to a five (5%) percent grade. Thereafter, the Lessee, at its sole cost, shall complete the finish grading (finish grading defined as no more than plus or minus one-tenth of a foot), pave and provide necessary drainage facilities, signage, painting, lighting, fencing, parking lot attendant and storage structures as deemed necessary by the Lessee for the remaining portion of The Property. The parties further recognize that the City of Black Hawk or other regulatory agency may require a retaining wall to be built behind the remaining portion of The Property. The construction of any retaining wall or walls will be done by the Lessee at the Lessee’s sole cost. Any such finished wall or walls must be approved by any and all regulatory agencies, including the City of Black Hawk and deemed acceptable by the Lessee’s insurance company, in the exercise of their good faith discretion.

B-8.                 Relocation of Historical House. The parties recognize that an old house exists on The Property. This house will be moved to a new site and relocated to other property by the Lessor at its sole cost. Any restoration of the old house itself, if any is done, will be paid by the Lessor. Notwithstanding any movement of the house, the house shall remain the property of Lessor who shall be responsible therefore. If Lessor, for reasons beyond its control, is unable to move the old house off of The Property, and the Lessee requests, the parties agree to renegotiate this Agreement as necessary to aleviate any adverse effects upon the Lessee’s use of The Property.

B-9.                 Hazardous Substances. The Lessor represents it has obtained soil reports showing the absence of contamination upon The Property. Nevertheless, the parties recognize The Property is located in an area that was the site of mining activities and that other parcels of property in the area have been the subject of EPA Superfund actions or otherwise may be the location of hazardous substances. If any hazardous substances, as such term is defined in § 101(14) of CERCLA, 42 U.S.C. § 96-01(14), are found at any time at The Property, Lessor will be given four (4) months to correct the situation, then if the situation is not corrected, Lessee, at its option, may terminate this Agreement, in whole or in part, and vacate the affected land. If Lessee is unable to use The Property, all rental payments will be abated during any cure period of up to four (4) months. Upon any termination, any improvements made upon the land will remain but the Lessee will be without any further responsibility for any payment of rent or other performance under this Agreement for the pro rata portion of The Property so affected.

B-10.           Utilities/Services. Lessee shall be responsible and hold the Lessor harmless for the costs, including installation, of any and all utility services requested by Lessee regarding The Property. This provision includes, without limitation, electricity, telephone, trash removal, water and sanitary sewage, including portable toilet facilities.

B-11.           Proof of Liability Insurance. Lessee shall furnish Lessor with proof of Lessee’s liability insurance coverage for its operations on The Property at six (6) month intervals. Lessor will also be made an additionally named insured. If Lessee fails to provide a periodic proof of coverage, it will have thirty (30) days from the receipt of such notice from Lessor to provide said proof. The minimum coverage shall be: 1) from the Lessee itself - garagekeepers $250,000.00 and general liability $1,000,000.00 on The Property and any improvements; and, 2) from Lessee’s valet service - garage liability $1,000,000.00.

B-12.           Compliance with Law. Lessee agrees not to use The Property for any purpose prohibited by the laws of the United States, Colorado or the Ordinances of the City of Black Hawk. Lessee further agrees to keep sidewalks in front of and around The Property, and The Property itself, free from ice and snow, litter, dirt, debris, and other obstructions and to keep them clean and in a sanitary condition as required by applicable laws and regulations.

B-13.           Damage to Property. In the event The Property becomes untenable due to damage by flood, earthquake, landslide or acts of God, which acts are not caused by the Lessee, and the Lessor is unable to affect a repair thereof within Three (3) months of the date of any such occurrence, this Agreement may be thereupon terminated, in whole or in part, by the Lessee and the Lessee will have no further responsibility for payment or rent or other performance under this Agreement or affected portion thereof. All rental payments to the Lessor for the affected portion of The Property will be abated during the time it takes Lessor to repair.

B-14.           Eminent Domain. In the event The Property, or any part thereof, is acquired by the exercise of the power of eminent domain, or pursuant to an agreement in lieu of the exercise of the power of eminent domain, the rental and all other obligations and conditions under the Agreement shall be abrogated for that part of the land acquired, but on that part of the land that is not pro rated said rents, obligations and conditions shall remain in force and of full effect. These rents and other obligations and conditions continuing, however, until the occupancy is surrendered to the acquiring party. The Lessee, however, shall be entitled to share in the award or settlement for compensation and damages for the diminished value of that part of the leasehold that was not acquired. The Lessee shall be entitled in said award or settlement to all compensation for any improvements it constructed on The Property. The Lessor shall be entitled in said award or settlement to compensation for the land, both leasehold and remainder, that are acquired or were threatened to be acquired and for the diminished value of that part of the remainder which was not acquired. The parties realize in the event of the threat of or the exercise of the power of eminent domain, it may be necessary to obtain separate appraisals to determine the Lessor’s and Lessee’s interests, after the value of the parcel as a whole has been determined.

B-15.           Access. The Lessor will be permitted reasonable access to The Property for inspection purposes during normal business hours (8:00 a.m. to 5:00 p.m., Monday through Friday, excluding holidays) except for any access necessitated by an emergency.

B-16.           Notices. Any and all notices, demands or other communications required or desired to be given under the provisions of this Agreement shall be given in writing, delivered personally, sent by registered or certified mail return receipt requested postage prepaid, or by telefax addressed as follows:

LESSEE:	Anchor Gaming
815 Pilot Road, Suite G
Las Vegas, Nevada 89119
Attention: General Manager, Gaming Operations

Telefax: (702) 896-6221
Telephone: (702) 896-7568

LESSOR:	Andrianakos Limited Liability Company
7472 South Odessa Circle
Aurora, Colorado 80016

Telephone: (303) 680-1804

with a copy to:

Andrianakos Limited Liability Company
c/o 1790 30th Street, Suite 305
Boulder, Colorado 80301
Attention: Dennis L. Blewitt, Esq.

Telefax: (303) 444-6349
Telephone: (303) 449-8772

or such other address as either party may designate from time to time by written notice to the other party. Notice shall be effective upon transmission.

B-17.           Waiver of Breach. The waiver of any breach of any of the provisions of this Agreement by either party shall not constitute a continuing waiver of any subsequent breach of said party of either the same or any other provision of this Agreement.

B-18.           Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof, and neither the Lessee nor the Lessor have relied on any other fact or representation not expressly set forth herein,

B-19.           Paragraphs Interrelated. Each paragraph of this Agreement is interrelated to the other paragraphs and is not severable except by mutual consent of the parties.

B-20.           Modifications. This Agreement may be modified, amended, or changed in whole or in part only by an agreement in writing, duly authorized and executed by both the Lessee and Lessor with the same formality as this Agreement.

B-21.           Binding on Successors. The terms and conditions of this Agreement will be binding and obligatory upon the heirs, successors and assigns of either party. Upon assignment to a qualified assignee the assignor will be released from any further obligations under this Agreement.

B-22.           Recordation. Following the execution of this Agreement, the Lessee may cause it, or a memorandum thereof, to be recorded in the Gilpin County Clerk and Recorder’s Office in Central City, Colorado.

B-23.           Governing Law. This Agreement and its application shall be construed in accordance with the laws of the State of Colorado.

B-24.           Headings for Convenience Only. Paragraph headings and titles contained herein are intended for convenience and reference only and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement.

B-25.           Arbitration. The parties agree to resolve any disputes arising out of this Agreement through binding arbitration.

B-26.           Attorneys’ Fees. In the event of any arbitration or litigation arising out of this Agreement, the party prevailing shall be entitled, in addition to other damages or costs, to receive attorneys’ fees from the other party.

B-27.           Sublease. The Lessee may sublease The Property for any purposes with the permission of the Lessor, which permission shall not be unreasonably withheld, especially if the proposed sublease is for parking lot purposes or for continuation of the purposes associated with any structure constructed or maintained upon The Property.

B-28.           Agreement Not to Compete. For the term of this Agreement and any renewal thereof, the Lessor, and its members individually, except for Dennis L. Blewitt, agree they will not in any way operate or participate to a significant degree in the management of any competing gaming casino which casino is located within the City of Black Hawk, Colorado.

B-29.           Lessee’s Financial Statement. Lessee agrees it will provide, upon Lessor’s request, but no more frequently than annually, a copy of its financial statement and any 8-K, 10-K or 10-Q reports.

LESSEE		LESSOR

ANCHOR COIN, INC., D/B/A COLORADO CENTRAL STATION CASINO, INC.		ANDRIANAKOS LIMITED LIABILITY COMPANY

		By:	/s/ Ioannis Andrianakos
By:	/s/ Stanley E. Fulton		Ioannis Andrianakos, Managing Member
Stanley E. Fulton, Chief Executive Officer